UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2006
PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-50879 (Commission File Number)	94-3391368 (IRS Employer Identification No.)

1355 Sansome Street, San Francisco CA (Address of principal executive offices)	94111 (Zip Code)
Registrant’s telephone number, including area code (415) 834-6500
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.
Employment Agreement with Daniel J. Miller
     Effective as of February 28, 2006, PlanetOut Inc. (the “Company”) entered into an employment agreement with Daniel J. Miller as the Chief Financial Officer, Senior Vice President of the Company. Mr. Miller’s initial base salary will be $200,000 per year. Mr. Miller will be eligible to be considered for an annual incentive bonus. Subject to approval by the Board of Directors, Mr. Miller will also be granted an option to purchase 32,000 shares of the Company’s common stock pursuant to the Company’s 2004 Equity Incentive Plan at an exercise price equal to the closing price of the Company’s common stock on the date of the grant as quoted on the Nasdaq Global Market. The options will vest over a four year period, with 25% vesting on the first anniversary of Mr. Miller’s employment and 1/48th vesting per month thereafter.
     If, during the term of the agreement, the Company terminates Mr. Miller’s employment for any reason other than Cause or Permanent Disability (as those terms are defined in his employment agreement), then the Company shall (a) pay his Base Compensation (as defined in the employment agreement) for a period of three months if such termination occurs within the first nine months of employment, or for a period of five months if such termination occurs after his first nine months of employment and, if such termination occurs on or after his second year of employment, the Company shall pay Mr. Miller two additional months Base Compensation for each year of service thereafter up to a maximum of nine months’ Base Compensation; and, (b) accelerate the vesting of Mr. Miller’s outstanding stock options or other equity instruments such that he will become vested in an additional number of shares subject to such stock options or other equity instruments equal to the greater of (i) 50% of the remaining unvested shares or (ii) as if he had provided another six months’ service to the Company. Mr. Miller also will be eligible for additional severance payments in the event of termination following a change of control of the Company, as set forth in the employment agreement.
     A copy of the employment agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 5.02 (b) and (c)      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On March 2, 2006, the Company announced that Daniel J. Miller, 39, had been appointed as the Company’s Chief Financial Officer, Senior Vice President, effective February 28, 2006. Simultaneous with Mr. Miller’s appointment as Chief Financial Officer, Jeffrey T. Soukup, the Company’s Executive Vice President, Secretary and Treasurer, discontinued performing duties of the acting Chief Financial Officer.
     Prior to joining the Company on February 28, 2006, Mr. Miller served as the Vice President, Finance and Administration at Predicant Biosciences, Inc., a life science company based in San Francisco, a position he had held since June 2002. From September 2000 to May 2002, Mr. Miller was the Vice President, Finance and Operations for Photuris, Inc., a telecom equipment start-up firm now owned by Meriton Networks. Prior to that, Mr. Miller served as corporate controller for Extreme Networks, Inc. and was an auditor for Deloitte & Touche. Mr. Miller is a C.P.A. and holds a bachelor’s degree from John Carroll University and a M.B.A. degree in finance from Carnegie Mellon University.
     Other than the compensation arrangements described above related to Mr. Miller’s employment by the Company, there are no transactions to which the Company is or is proposed to be a party and in which Mr. Miller has material interest.

Item 9.01      Financial Statements and Exhibits.
(c) Exhibits.
The following exhibits are filed with this report:
     99.1 Employment Agreement, dated as of February 28, 2006 and effective February 28, 2006, by and among PlanetOut Inc. and Daniel J. Miller.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: March 6, 2006	By:	/s/ Lowell R. Selvin
Lowell R. Selvin
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits.

99.1	Employment Agreement, dated as of February 28, 2006 and effective February 28, 2006, by and among PlanetOut Inc. and Daniel J. Miller.